Exhibit 4.33

BOND PURCHASE AGREEMENT
among
CONNECTICUT DEVELOPMENT AUTHORITY,
THE CONNECTICUT WATER COMPANY
and
EDWARD D. JONES & CO., L.P.
Dated December 5, 2007
$15,000,000
Connecticut Development Authority
5.00% Water Facilities Revenue Bonds
(The Connecticut Water Company Project – 2007A Series) (AMT)

BOND PURCHASE AGREEMENT
     AGREEMENT, dated December 5, 2007, among the Connecticut Development Authority (the “Authority”), The Connecticut Water Company (the “Company”) and Edwards D. Jones & Co., L.P. (the “Underwriter”), with respect to the sale and purchase of the Authority’s $15,000,000 5.00% Water Facilities Revenue Bonds (The Connecticut Water Company Project – 2007A Series) (the “Bonds”) on the terms and subject to the conditions herein set forth:
     1. The Borrower has previously filed with the Authority its application for the issuance of the Bonds by the Authority, and the Authority has authorized the Bonds by a resolution duly adopted October 17, 2007 (the “Resolution”). The Bonds will be special obligations of the Authority payable solely out of the revenues or other receipts, funds or moneys pledged therefore, and from any amounts otherwise available to the Trustee for the payment thereof under the indenture referred to below. The proceeds of the sale of the Bonds will be loaned to the Company for use in the acquisition, construction and installation of certain additions to the water system of the Company (the “Project”) located in certain municipalities within the State of Connecticut (the “State”). All such projects are to be used for water facilities purposes, all as more particularly described in the Loan Agreement (the “Agreement”), dated as of December 1, 2007 by and between the Authority and the Company. Pursuant to the Agreement, the Company will execute and deliver to the Authority the Company’s note (the “Note”) to evidence its indebtedness thereunder. Payments on the Note shall be applied to the amounts due on the Bonds.
     The Bonds shall be in all respects as described in, and shall be issued under and pursuant to, an Indenture of Trust (the “Indenture”), dated as of December 1, 2007, between the Authority and U.S. Bank National Association, as trustee (the “Trustee”). In connection with the execution and delivery of the Indenture, the Authority and the Trustee will execute and deliver a Letter of Representation (the “Letter of Representation”) to The Depository Trust Company (“DTC”). In order to assure the exclusion of interest on the Bonds from gross income for purposes of federal income taxation, the Company, the Authority and the Trustee will enter into a Tax Regulatory Agreement relating to the Bonds, dated as of the date of issuance of the Bonds (the “Tax Regulatory Agreement”).
     In this Bond Purchase Agreement, the term “Financing Documents” (1) when used with respect to the Company, means the Agreement, the Note, the Tax Regulatory Agreement, the Continuing Disclosure Agreement dated as of December 1, 2007 between the Company and the Trustee, as dissemination agent (the “Disclosure Agreement”), and the general certificate of the Company delivered in connection with the issuance of the Bonds and (2) when used with respect to the Authority, means any of the foregoing documents and agreements referred to in (1) above to which the Authority is a direct party. The Financing Documents when such term is used with respect to the Company, do not include any documents or agreements to which the Company is not a direct party, including the Bonds, the Indenture or the Letter of Representation.
     2. Subject to the terms and conditions and upon the basis of the representations hereinafter set forth, the Authority hereby agrees to sell the Bonds to the Underwriter and the Underwriter hereby agrees to purchase the Bonds from the Authority at the purchase price of

$15,000,000.00. The Bonds shall be dated their date of delivery, shall mature on December 1, 2037 and shall bear interest at a rate of 5% per annum, payable on June 1 and December 1 in each year, commencing June 1, 2008. It will be a condition to the Authority’s obligation to sell the Bonds to the Underwriter and the obligation of the Underwriter to purchase the Bonds that all Bonds be sold and delivered by the Authority and paid for by the Underwriter on the Closing Date, as hereinafter defined.
     3. The date of delivery and payment for the Bonds (the “Closing Date”) will be December 21, 2007 unless not later than the fifth day preceding such date the Authority, the Company and the Underwriter agree that the Closing Date will be a specified date not later than the thirtieth day subsequent to such date, in which event the Closing Date will be the date so specified. The Bonds shall be available for inspection and packaging at least twenty-four hours before the Closing Date.
     The Authority will authorize the Trustee to authenticate and deliver the Bonds to the Underwriter through the facilities of DTC, 55 Water Street, New York, New York, utilizing the FAST System pursuant to which the Trustee will take custody of the Bonds as agent for DTC, at approximately 11:00 A.M., New York City time on the Closing Date, in typewritten form, bearing CUSIP numbers, duly executed and authenticated, registered in the name of Cede & Co., as nominee for DTC, against payment therefor by wire transfer or other manner payable in immediately available funds to the Trustee for the account of the Authority. The payment for the Bonds to the Authority and the delivery thereof to the Underwriter shall be made at the offices of Murtha Cullina LLP, City Place I, 185 Asylum Street, Hartford, Connecticut. The Bonds will be delivered in the form and denominations and shall be otherwise as described in the Indenture.
     4. The Authority represents and warrants that:
     (a) It is a body corporate and politic constituting a public instrumentality and political subdivision of the State of Connecticut duly organized and existing under the laws of the State of Connecticut, particularly the State Commerce Act, constituting Connecticut General Statutes, Sections 32-la through 32-23zz, as amended (the “Act”). The Authority is authorized to issue the Bonds in accordance with the Act and to lend the proceeds thereof to the Company to finance the improvements described in the Indenture.
     (b) The Authority has complied with the provisions of the Act and has full power and authority pursuant to the Act to consummate all transactions contemplated by this Bond Purchase Agreement, the Bonds, the Resolution, the Indenture and the Financing Documents, and to issue, sell and deliver the Bonds to the Underwriter as provided herein.
     (c) The Resolution has been duly adopted by the Authority and is still in full force and effect. The Resolution has authorized the execution, delivery and due performance of this Bond Purchase Agreement, the Bonds, the Indenture and the Financing Documents, and the taking of any and all action as may be required on the part of the Authority to carry out, give effect to and consummate the transactions contemplated by this Bond Purchase Agreement, and all approvals necessary in connection with the foregoing have been received, except the State Treasurer’s approval.

     (d) When delivered to and paid for by the Underwriter in accordance with the terms of this Bond Purchase Agreement, the Bonds will have been duly authorized, executed, authenticated, issued and delivered and will constitute valid and binding special obligations of the Authority payable solely from revenues or other receipts, funds or moneys pledged therefor under the Indenture and from any amounts otherwise available therefor under the Indenture, and will be entitled to the benefit of the Indenture. Neither the State nor any municipality thereof will be obligated to pay the Bonds or the interest thereon. Neither the faith and credit nor the taxing power of the State nor any municipality thereof is pledged for the payment of the principal, and premium, if any, of and interest on the Bonds.
     (e) The execution and delivery of this Bond Purchase Agreement, the Bonds, the Indenture and the Financing Documents, and compliance with the provisions thereof, will not conflict with or constitute on the part of the Authority a violation of, breach of or default under its by-laws or any statute, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which the Authority is a party or by which the Authority is bound, or, to the knowledge of the Authority, any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Authority or any of its activities or properties, and all consents, approvals, authorizations and orders of governmental or regulatory authorities which are required for the consummation by the Authority of the transactions contemplated thereby have been obtained, except the State Treasurer’s approval.
     (f) Subject to the provisions of the Agreement and the Indenture, the Authority will apply the proceeds from the sale of the Bonds to the purposes specified in the Indenture and the Financing Documents.
     (g) To the best knowledge of the Authority, there is no action, suit, proceeding or investigation at law or in equity before or by any court, public board or body pending or threatened against or affecting the Authority, or to the best knowledge of the Authority, any basis therefor, wherein an unfavorable decision, ruling or finding would adversely affect the transactions contemplated hereby and by the Indenture, or which, in any way, would adversely affect the validity of the Bonds, the Resolution, the Indenture, the Financing Documents, this Bond Purchase Agreement, or any agreement or instrument to which the Authority is a party and which is used or contemplated for use in consummation of the transactions contemplated hereby and by the Indenture or the exemption from taxation as set forth therein.
     (h) The representations and warranties of the Authority contained in Section 2.1 of the Loan Agreement are true and correct as of the date hereof.
     (i) Any certificate signed by any Authorized Representative of the Authority under the Resolution or this Bond Purchase Agreement and delivered to the Underwriter or to the Trustee shall be deemed a representation and warranty by the Authority to the Underwriter and the Company as to the statements made therein.
     (j) The information with respect to the Authority in the Official Statement of the Authority, dated the date hereof, is correct and complete, except that none of the representations and warranties herein apply to statements in or omissions from the Official Statement made in reliance on or in conformity with information furnished, to the Authority by the Company, or to information under the headings “THE PROJECT”, “THE BONDS—Book-Entry Only System”, “TAX MATTERS”, “LEGAL MATTERS” and “INDEPENDENT ACCOUNTANTS”, or to anything contained or incorporated by reference in the appendices to the Official Statement or otherwise with respect to the Company. The Authority has authorized the use of the Official Statement in both its preliminary and final forms and delivered duly executed copies thereof in final form to the Underwriter.
     It is specifically understood and agreed that the Authority makes no representation as to the financial position or business condition of the Company or any other person and does not, with respect to the Official Statement or otherwise, except to the extent the Authority deems the Preliminary Official Statement to be final as provided in Section 9 hereof, represent or warrant as to any of the statements, materials (financial or otherwise), representations or certifications furnished or to be made and furnished by the Company or any other person in connection with the sale of the Bonds, or as to the correctness, completeness or accuracy of any of such statements, materials, representations or certificates.
     5. The Company represents and warrants that:
     (a) The Company has been duly organized and validly exists as a corporation under the laws of the State of Connecticut, having all requisite corporate power to carry on its business as now constituted.
     (b) The execution and delivery by the Company of the Financing Documents and this Bond Purchase Agreement, and all other agreements herein contemplated to be performed by the Company, and the performance of the conditions herein contained and those in each of such instruments to be performed are not in contravention of law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under any indenture, mortgage deed of trust or other agreement or instrument to which the Company is a party, or the Certificate of Incorporation and any special acts incorporated by reference therein or Bylaws of the Company, or any order, rule or regulation applicable to the Company of any court or of any federal or State regulatory body or administrative agency or other governmental body having jurisdiction over the Company or over any of its properties, or any statute, rule or regulation of any jurisdiction applicable to the Company, or result in the creation or imposition of any lien, charge or encumbrance upon any of the properties or assets of the Company pursuant to the terms of any indenture, agreement or undertaking binding upon it; and, to the extent required by law, the Connecticut Department of Public Utility Control (the “DPUC”) has approved or waived approval of all matters relating to the Company’s participation in the transactions contemplated in the Financing Documents which require such approval or waiver of approval; such approval or waiver of approval remains in full force and effect in the form issued; and, assuming that the Bonds are securities described in Section 3(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Section 3(a)(12) and (29) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no other consent, approval, authorization or other order of any regulatory body or administrative agency or other governmental body is legally required for the Company’s participation in connection therewith, except as have been obtained.

     (c) Except as disclosed or incorporated by reference in the Official Statement, there is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body, pending, or to the knowledge of the Company threatened, wherein an unfavorable decision, ruling or finding would (i) in the opinion of the Company, involve the possibility of any judgment or liability to the extent not covered by insurance which would result in any material adverse change in the business, properties or operations of the Company, (ii) materially adversely affect the transactions contemplated by this Bond Purchase Agreement or (iii) materially adversely affect the validity or enforceability of the Financing Documents or this Bond Purchase Agreement.
     (d) The Company will not take or omit to take any action which action or omission will in any way cause the proceeds from the sale of the Bonds to be applied in a manner contrary to that provided in the Financing Documents.
     (e) Except as disclosed or incorporated by reference in the Official Statement, the Company is not a party to or bound by any contract, agreement or other instrument, or subject to any judgment, order, writ, injunction, decree, rule or regulation which, in the Company’s opinion, materially adversely affects, or in the future may, so far as the Company can now reasonably foresee, materially adversely affect the business, operations, properties, assets or condition, financial or otherwise, of the Company.
     (f) Neither this Bond Purchase Agreement, other than Section 4 hereof as to which no representation is made, nor any other document, certificate or written statement furnished to the Underwriter or the Authority by or on behalf of the Company, when read together with the information disclosed or incorporated by reference in the Official Statement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading or incomplete.
     (g) The Company has not taken and will not take any action and knows of no action that any person, firm or corporation has taken or intends to take, which would cause interest on the Bonds to be includable in the gross income of the recipients thereof for federal income tax purposes.
     (h) The Company will deliver or cause to be delivered all opinions, certificates, letters and other instruments and documents required to be delivered by the Company pursuant to this Bond Purchase Agreement.
     (i) The Financing Documents and this Bond Purchase Agreement, when executed and delivered, will be legal, valid, binding and enforceable obligations of the Company, except to the extent that such enforceability may be limited by bankruptcy or insolvency or other laws affecting creditors’ rights generally or by general principles of equity.
     (j) The Company has authorized and consents to the use of the Official Statement by the Underwriter. The information with respect to the Company included or incorporated by reference in Appendix A to the Preliminary Official Statement and the descriptions contained therein of the Indenture and the Financing Documents and the Company’s participation in the transactions contemplated thereby, with such additions or amendments as heretofore have been agreed upon between the Authority, the Company and the Underwriter and which are reflected in the Official Statement, are correct and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of circumstances under which they were made not misleading except that the Company makes no representation as to (A) the information contained in Appendix D of each of the Preliminary Official Statement and the Official Statement or the information contained in each of the Preliminary Official Statement and the Official Statement under the captions “INTRODUCTION — The Authority”, “THE AUTHORITY”, “THE BONDS — Book Entry Only System”, “TAX MATTERS” and “UNDERWRITING” or (B) the information with respect to DTC and its book-entry system. The financial statements included in Appendix B to each of the Preliminary Official Statement and the Official Statement have been prepared in accordance with generally accepted accounting principles as applied in the case of rate-regulated public utilities, comply with the Uniform System of Accounts and ratemaking practices prescribed by the DPUC (except as otherwise disclosed in the notes to such financial statements) and fairly present the financial position, results of operations, retained earnings and statements of cash flows of the Company at the respective dates and for the respective periods indicated.
     (k) There has been no material adverse change in the business, properties, operations or financial condition of the Company, taking into account season revenue fluctuations, from that shown or incorporated by reference in the Official Statement.
     (l) The representations and warranties of the Company contained in Section 2.2 of the Loan Agreement are true and correct as of the date hereof.
     (m) The Company has obtained all approvals required in connection with the execution and delivery of, and performance by the Company of its obligations under, this Bond Purchase Agreement and the Financing Documents.
     (n) Any certificate signed by an officer of the Company and delivered to the Underwriter at the time of the purchase and sale of the Bonds shall be deemed a representation and warranty by the Company to the Underwriter as to the statements made therein.
     (o) The Company deems the Preliminary Official Statement to be final as of its date for purposes of Rule 15c2-12 of the SEC.
     (p) No material event of default or event which, with notice or lapse of time or both, would constitute a material event of default or default under any material agreement or material instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject has occurred and is continuing.
     (q) The Company will undertake, pursuant to the Disclosure Agreement, to provide certain annual financial information and notices of the occurrence of certain events, if material. A description of this undertaking is set forth in the Preliminary Official Statement and will be set forth in the Official Statement.

     6. The Company agrees to indemnify and hold harmless the Authority, the Underwriter, any member, officer, official, employee or agent of the Authority or the State or the Underwriter, and each person, if any, who controls the Underwriter within the meaning of Section 15 of the Securities Act, as amended (for purposes of this paragraph, collectively the “Indemnified Parties”), to the extent permitted under the applicable law, against any and all losses, claims, damages, liabilities or expenses whatsoever, joint or several, caused by (1) any breach of any representation or warranty made by the Company in this Bond Purchase Agreement or the Financing Documents or (2) any untrue statement or misleading statement or allegedly misleading statement of a material fact contained in the Official Statement or caused by any omission or alleged omission from the Official Statement of any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any such untrue or misleading statement or omission or allegedly untrue or misleading statement or omission in the information contained under the captions “INTRODUCTION — The Authority”, “THE AUTHORITY”, “THE BONDS — Book Entry Only System”, “TAX MATTERS” and “UNDERWRITING” or in Appendix D thereto (except to the extent that the information set forth in such section is premised on facts and representations made in writing by the Company); provided, however, that in the case of clause (2) above such indemnity shall not inure to the benefit of the Underwriter (or any person controlling the Underwriter or any officer or employee of the Underwriter) if (i) the Company has caused to be delivered to the Underwriter on a timely basis sufficient quantities of the Official Statement, as amended or supplemented, and (ii) a copy of the Official Statement, as then so amended or supplemented, was not sent or given by or on behalf of the Underwriter to the person asserting such loss, claim, damage, liability or expense prior to or with written confirmation of the sale of such Bonds to such person by the Underwriter, and (iii) the receipt of the Official Statement, as then so supplemented or amended, would have been a valid defense to the loss, claim, damage, liability or expense asserted. This indemnity agreement shall not be construed as a limitation on any other liability which the Company may otherwise have to any Indemnified Party.
     The Underwriter agrees to indemnify and hold harmless the Authority and the Company, and each director, officer or employee of the Authority and the Company, and each person who controls either of them within the meaning of Section 15 of the Securities Act (for purposes of this paragraph, an “Indemnified Party”) to the same extent as the foregoing indemnity from the Company to the Underwriter, but only with reference to written information furnished to the Authority or the Company by or on behalf of the Underwriter specifically for inclusion in the Official Statement under the caption “UNDERWRITING”. This indemnity agreement shall not be construed as a limitation on any other liability which the Underwriter may otherwise have to any Indemnified Party.
     An Indemnified Party will, promptly after receiving notice of the commencement of any action against such Indemnified Party in respect of which indemnification may be sought against the Company or the Underwriter, as the case may be (in any case the “Indemnifying Party”), notify the Indemnifying Party in writing of the commencement of the action, enclosing a copy of all papers served, but the omission so to notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party of any liability which it may have to any Indemnified Party otherwise than under this Section. If such action is brought against an Indemnified Party and such Indemnified Party notices the Indemnifying Party of its commencement, the Indemnifying Party may, or if so requested by the Indemnified Party shall, participate in it or assume its defense, with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to the Indemnified Party of an election to assume the defense, the Indemnifying Party will not be liable to the Indemnified Party under this Section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense other than reasonable costs of investigation subsequently incurred by the Indemnified Party in connection with the defense thereof. Until the Indemnifying Party assumes the defense of any such action at the request of the Indemnified Party, the Indemnifying Party may participate at its own expense in the defense of the action. If the Indemnifying Party does not employ counsel to have charge of the defense or if any Indemnified Party reasonably concludes that there may be defenses available to it or them which are different from or in addition to those available to the Indemnifying Party or the Indemnified Party and the Indemnifying Parties may have conflicting interests which would make it inappropriate for the same counsel to represent both of them, reasonable legal and other expenses incurred by such Indemnified Party will be paid by the Indemnifying Party and the Indemnifying Party shall not have the right to direct the defense of such action on behalf of such Indemnified Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) approved by the Underwriter in the case of paragraph (a) representing all Indemnified Parties who are parties to such action). Any obligation under this Section 5 of an Indemnifying Party to reimburse an Indemnified Party for expenses includes the obligation to reimburse the Indemnified Party to cover such expenses in reasonable amounts and at reasonable periodic intervals upon receipt by the Indemnifying Party of an invoice for such expenses not more often than monthly as requested by the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be liable for any settlement of any action or claim effected without its consent, which consent shall not be unreasonably withheld.
     In order to provide for just and equitable contribution in circumstances in which the indemnification provided for above is due in accordance with its terms but is for any reason held by a court to be unavailable from the Company or Underwriter on grounds of policy or otherwise, the Company and the Underwriter shall contribute to the total losses, claims, damages and liabilities (including reasonable legal or other expenses of investigation or defense) to which they may be subject (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Underwriter from the offering of the Bonds or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Underwriter in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The respective relative benefits received by the Company and the Underwriter shall be deemed to be in the same proportion as the proceeds from the sale (i.e., the principal amount of the Bonds) bears to the discount or fee in connection with such sale received by the Underwriter as an underwriting fee, as set forth in Section 12 hereof. The relative fault of the Company and the Underwriter shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriter and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. However, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section, each person who controls the Underwriter within the meaning of Section 15 of the Securities Act will have the same rights to contribution as the Underwriter, and each person who controls the Company within the meaning of Section 15 of the Securities Act and each officer and each director of the Company will have the same rights to contribution as the Company, subject to the foregoing sentence. Any party entitled to contribution will, promptly after receiving notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made under this paragraph, notify each party from whom contribution may be sought, but the omission to notify such party shall not relieve any party from whom contribution may be sought from any other obligation it may have otherwise than pursuant to this paragraph.
     7. The Company’s obligations hereunder, except those contained in Sections 6 and 12, will be conditioned upon the approval by the DPUC of the issuance of the Note, the loan under the Agreement and the transactions of the Company contemplated by the Financing Documents; the purchase of and payment for the Bonds in accordance herewith on the Closing Date; the performance of the obligations of the Authority and the Underwriter not dependant on the performance of the Company; and the delivery to the Authority of the approving opinion of Winston & Strawn LLP, Bond Counsel, in form and substance substantially in the form set forth as Appendix D to the Official Statement.
     8. The Authority’s obligation to deliver the Bonds and to accept payment therefor are subject to the performance of the obligations of the Company and the Underwriter not dependent on the performance of the Authority, and will be conditioned upon the approval by the DPUC of the issuance of the Note, the loan under the Agreement and the transactions of the Company contemplated by the Financing Documents; the purchase of and payment for the Bonds in accordance herewith on the Closing Date; the delivery by the Underwriter to the Authority of a certificate substantially in the form of Schedule I to the Tax Regulatory Agreement; and the delivery to the Authority of the approving opinion of Winston & Strawn LLP, Bond Counsel, in form and substance substantially in the form set forth as Appendix D to the Official Statement, and will be subject to the further condition that all documents, certificates, opinions and other items to be delivered at the closing pursuant hereto and as otherwise may reasonably be requested by Bond Counsel not be unsatisfactory in form and substance to Bond Counsel.
     9. The Underwriter’s obligations hereunder to purchase and pay for the Bonds will be subject to (i) the approval by the DPUC of the issuance of the Note, the loan under the Agreement and the transactions of the Company contemplated by the Financing Documents, (ii) the performance by the Authority of its obligations to be performed hereunder at or prior to the Closing Date, (iii) the performance by the Company of its obligations to be performed hereunder at or prior to the Closing Date, (iv) the continued accuracy in all material respects of the representations and warranties of the Authority and the Company contained herein and in the Agreement as of the date hereof and as of the Closing Date, and (v) in the reasonable judgment of the Underwriter, the following conditions:

     (a) After the date hereof, no litigation may be threatened or pending in any court (i) seeking to restrain or enjoin the issuance or delivery of the Bonds or the payment, collection or application of the proceeds thereof or moneys and securities pledged or to be pledged under the Indenture, or (ii) in any way questioning or affecting the validity of the Bonds or any provisions of the Indenture, the Financing Documents or this Bond Purchase Agreement or any proceedings taken by the Authority with respect to the foregoing, or (iii) questioning the Authority’s creation, organization or existence or the titles to office of any of its officers authorized under the Resolution, or its power to lend or provide money in connection with the Project as referred to in the Indenture and the Agreement, or (iv) questioning the Company’s power to enter into and perform the Financing Documents or this Bond Purchase Agreement;
     (b) The market value of the Bonds has not been adversely affected by reason of the fact that between the date hereof and the Closing Date:
     (1) legislation has been enacted by the Congress or recommended to the Congress for passage by the President of the United States, or favorably reported for passage to either House of the Congress by any Committee of such House to which such legislation has been referred for consideration, or
     (2) a decision has been rendered by a Court of the United States, or the United States Tax Court, or
     (3) an order, ruling, regulation or official statement has been made by the Treasury Department of the United States or the Internal Revenue Service,
with the purpose or effect, directly or indirectly, of imposing federal income taxation upon such revenues or other income as would be derived by the Authority under the Agreement or such interest on the Bonds as would be received by the true owners and holders thereof, other than a person who, within the meaning of Section 147(a) of the Internal Revenue Code of 1986, as amended (the “Code”), is a “substantial user” or “related person”;
     (c) The market value of the Bonds has not in the opinion of the Underwriter been materially adversely affected by reason of the fact that between the date hereof and the Closing Date any legislation, ordinance, rule or regulation has been introduced in or enacted by any governmental body, department or agency in the State, or a decision has been rendered by any court of competent jurisdiction within the State with the purpose or effect, directly or indirectly, of imposing state income taxation upon such revenues or other income as would be derived by the Authority under the Agreement or such interest on the Bonds as would be received by the true owners and holders thereof;
     (d) No stop order, ruling, regulation or official statement by, or on behalf of, the Securities and Exchange Commission may have been issued or made after the date hereof to the effect that the issuance, offering or sale of obligations of the general character of the Bonds, or the Bonds, as contemplated hereby or by the Official Statement, is in violation or would be in violation unless registered or otherwise qualified under any provisions of the Securities Act of

1933, as amended and as then in effect, or the Trust Indenture Act of 1939, as amended and as then in effect;
     (e) After the date hereof, no legislation may have been introduced in or enacted by the House of Representatives or the Senate or the Congress of the United States of America, nor shall a decision by a court of the United States of America have been rendered, or a ruling, regulation or official statement by or on behalf of the Securities and Exchange Commission or other governmental agency having jurisdiction of the subject matter have been made or proposed to the effect that obligations of the general character of the Bonds, or the Bonds, are not exempt from registration, qualification or other requirements of the Securities Act of 1933, as amended and as then in effect, or of the Securities Act of 1934, as amended and then in effect, or of the Trust Indenture Act of 1939, as amended and as then in effect;
     (f) (i) No event shall have occurred after the date hereof, which, in the opinion of the Underwriter, makes untrue, incorrect or inaccurate, in any material respect, any statement or information contained or incorporated by reference in the Official Statement (including the Appendices thereto), or which is not reflected in the Official Statement but should be reflected therein for the purpose for which the Official Statement is to be used in order to make the statements and information contained therein in light of the circumstances under which they were made not misleading in any material respect, and (ii) there shall be no material adverse change (not in the ordinary course of business) in the condition of the Company from that set forth in or incorporated by reference in the Official Statement and the Appendix A thereto;
     (g) In the judgment of the Underwriter, the market price of the Bonds, or the market price generally of obligations of the general character of the Bonds, shall not have been adversely affected because: (a) additional material restrictions not in force as of the date hereof shall have been imposed upon trading in securities generally by any governmental authority or by any national securities exchange; (b) the New York Stock Exchange, Inc. or other national securities exchange, or any governmental authority, shall impose, as to the Bonds or similar obligations, any material restrictions not now in force, or increase materially those now in force, with respect to the extension of credit by, or the charge to the net capital requirements of, underwriters; (c) a general banking moratorium shall have been established by federal, New York or Connecticut authorities; or (d) a war involving the United States of America shall have been declared, or any other national calamity shall have occurred, or any conflict involving the armed forces of the United States of America has escalated to such a magnitude as to materially adversely affect the Underwriter’s ability to market the Bonds;
     (h) All matters relating to this Bond Purchase Agreement, the Bonds and the sale thereof, the Indenture, the Financing Documents and the consummation of the transactions contemplated by this Bond Purchase Agreement must be approved by the Underwriter but such approval may not be unreasonably withheld; and
     (i) At or prior to the Closing Date the Underwriter must have received the following documents:
     (1) Certified copies of the executed Financing Documents and the Indenture.

     (2) The legal opinions of the following, dated the Closing Date, in the form and substance satisfactory to Bond Counsel and the Underwriter:
     (A) Murtha Cullina LLP, counsel to the Company.
     (B) Day Pitney LLP, counsel to the Trustee.
     (C) Winston & Strawn LLP, Bond Counsel, substantially in the form set forth as Appendix D to the Official Statement.
     (D) Winston & Strawn LLP, Bond Counsel, concerning supplementary matters.
The respective forms of such opinions above are subject, in each case, only to such changes therein as counsel to the Underwriter approve;
     (3) The legal opinion of Shipman, Sosensky, Randich & Marks, LLC, counsel to the Underwriter, addressed to the Underwriter in the form and substance satisfactory to the Underwriter;
     (4) A certificate of an Authorized Representative of the Authority, dated the Closing Date, to the effect that (i) on and as of the Closing Date, each of the representations and warranties of the Authority set forth in Section 4 hereof is true, accurate and complete and all agreements of the Authority herein provided and contemplated to be performed on or prior to the Closing Date have been so performed; (ii) the executed copies of the Financing Documents and the certified copies of the Resolution authorizing the Bonds are true, correct and complete copies of such documents and have not been modified, amended, superseded or rescinded but remain in full force and effect as of the Closing Date; (iii) the Bonds have been duly authorized, executed and delivered by the Authority; (iv) this Bond Purchase Agreement, the Indenture and the Financing Documents and any and all other agreements and documents required to be executed and delivered by the Authority in order to carry out, give effect to and consummate the transactions contemplated hereby and by the Indenture have each been duly authorized, executed and delivered by the Authority, and as of the Closing Date each is in full force and effect and substantially all right, title and interest inuring to the Authority under the Agreement has been duly pledged, and the loan payments thereunder assigned, to the Trustee under the Indenture for the benefit of the holders of the Bonds; (v) no litigation is pending or threatened to restrain or enjoin the issuance or sale of the Bonds or in any way contesting the validity or affecting the authority for the issuance of the Bonds, the authorization, execution or performance of the Indenture and the Financing Documents, or the existence or powers of the Authority or the right of the Authority to finance the Project; and (vi) the Treasurer of the State has approved all matters and resolutions of the Authority required by the Act to be approved by the Treasurer with respect to the issuance, sale and delivery of the Bonds;

     (5) A certificate of the Chairman, President and Chief Executive Officer, Vice President-Finance, Chief Financial Officer and Treasurer, any Vice President, Assistant Treasurer or Secretary of the Company, dated the Closing Date, as to the due incorporation, valid existence of the Company under the laws of the State, and the due authorization, execution and delivery by the Company of this Bond Purchase Agreement and the Financing Documents and annexing resolutions of the Board of Directors or Executive Committee or both with respect to such authorizations;
     (6) A certificate of the Chairman, President and Chief Executive Officer, Vice President-Finance, Chief Financial Officer and Treasurer, any Vice President, Assistant Treasurer or Secretary of the Company, dated the Closing Date, certifying severally that (i) the Company does not have any material contingent obligations or any material contractual agreements which are not disclosed or incorporated by reference in the Official Statement, (ii) so far as is known to the Company, there are no material pending or threatened legal proceedings to which the Company is or may be made a party or to which any of its property is or may become subjugated, which has not been fully disclosed or incorporated by reference in the Official Statement, (iii) there is no action or proceeding pending, or to its best knowledge threatened, looking toward the dissolution or liquidation of the Company and there is no action or proceeding pending, or to its best knowledge threatened, by or against the Company affecting the validity and enforceability of the terms of the Financing Documents or this Bond Purchase Agreement, (iv) since December 31, 2006 there has been no material adverse change in the financial condition of the Company, taking into account seasonal revenue fluctuations, not disclosed or incorporated by reference in the Official Statement, and (v) the representations and warranties of the Company contained herein are true, complete and correct as of the Closing Date, with the same effect as if those representations and warranties had been made on and as of such date;
     (7) A certificate, satisfactory in form and substance to the Underwriter, of one or more duly authorized officers of the Trustee, dated the Closing Date, as to the due execution and delivery of the Indenture and the Disclosure Agreement by the Trustee and the due authentication and delivery of the Bonds by the Trustee thereunder;
     (8) Letters from Standard & Poor’s Ratings Service, the rating agency, indicating that the rating for the Bonds is no less than “A”;
     (9) A letter from PricewaterhouseCoopers LLP, independent auditors for the Company, dated the Closing Date and addressed to the Underwriter;
     (10) A copy of the order of the DPUC approving the issuance of the Bonds and the transactions of the Company contemplated by the Financing Documents;
     (11) Certificates evidencing that the insurance required to be obtained pursuant to the Agreement is in place;
     (12) A letter or other written evidence satisfactory to Bond Counsel that the State Treasurer has approved the issuance of the Bonds in accordance with the Act;

     (13) A letter or other written evidence satisfactory to Bond Counsel that an elected official has approved the issuance of the Bonds in accordance with the applicable provisions of the Code; and
     (14) Such additional certificates, instruments or other documents as the Underwriter may reasonably require to evidence the accuracy, as of the Closing Date, of the representations and warranties herein contained, and the due performance and satisfaction by the Company at or prior to such time of all agreements then to be performed and all conditions then to be satisfied by any one or all of them in connection with this Bond Purchase Agreement, the Financing Documents or the Indenture.
     In addition:
     The Authority hereby represents that the Preliminary Official Statement, with such additions and amendments as have been heretofore agreed upon between the Authority and the Underwriter, is deemed final as of the date thereof, except for the omission of offering prices, interest rates, selling compensation, aggregate principal amount, principal amount per maturity, delivery dates, ratings and other terms of the Bonds depending on such matters. Such representation is made in reliance upon the Company’s representation herein that material relating to the Company included in the Preliminary Official Statement is true and correct. The Company has contracted with a printer acceptable to the Underwriter for the delivery to the Underwriter at Company’s expense of the number of copies requested by the Underwriter of the Official Statement and will cooperate with the Underwriter to secure the delivery thereof with reasonable promptness and within seven business days. The Underwriter agrees to file a copy of such Official Statement with a nationally recognized municipal securities information repository within five (5) days after such final Official Statements are made available to the Underwriter and to advise the Authority as to the location and time of such filing. Should the Underwriter require additional copies of the Official Statement, the Authority agrees to cooperate with the Underwriter in obtaining such copies at Company’s expense if such request is made within 90 days from the date hereof and at the Underwriter’s expense if such request is made thereafter. The Underwriter has taken and will continue to take action to comply with the Securities Exchange Commission Municipal Securities Disclosure Rule, 17 C.F.R. §240.15c2-12 and the provisions of this paragraph shall survive the expiration hereof to the extent necessary for such purpose.
     Except as provided in Sections 6 and 12 hereof, if the Authority or the Company shall fail or be unable to satisfy the conditions of their obligations contained in this Bond Purchase Agreement, or if the Underwriter’s obligations hereunder shall be terminated for any reason permitted by this Bond Purchase Agreement, this Bond Purchase Agreement shall terminate and neither the Authority nor the Underwriter nor the Company shall be under any further obligation hereunder.
     SIMULTANEOUSLY WITH OR BEFORE DELIVERY OF THE BONDS, THE UNDERWRITER SHALL FURNISH TO THE AUTHORITY A CERTIFICATE SUBSTANTIALLY IN FORM ATTACHED TO THE TAX REGULATORY AGREEMENT ACCEPTABLE TO BOND COUNSEL TO THE EFFECT THAT (I) THE UNDERWRITER HAS MADE A BONA FIDE PUBLIC OFFERING OF THE BONDS TO THE PUBLIC AT

INITIAL OFFERING PRICES NOT GREATER THAN THE RESPECTIVE PRICES SHOWN ON THE COVER OF THE OFFICIAL STATEMENT, OR IN THE CASE OF DISCOUNT OBLIGATIONS SOLD ON A YIELD BASIS, AT YIELDS NO LOWER THAN THOSE SHOWN ON THE COVER, INCLUDING INTEREST ACCRUED ON THE BONDS FROM THE DATE THEREOF, AND (II) A SUBSTANTIAL AMOUNT OF THE FINAL AMOUNT OF EACH MATURITY OF THE BONDS WAS SOLD TO THE FINAL PURCHASER THEREOF (NOT INCLUDING BOND HOUSES AND BROKERS OR SIMILAR PERSONS OR ORGANIZATIONS ACTING IN THE CAPACITY OF UNDERWRITER OR WHOLESALERS) AT PRICES NOT GREATER THAN SUCH OFFERING PRICES OR YIELDS. Bond Counsel advises that (i) such certificate must be made on the best knowledge, information and belief of the Underwriter, (ii) the sale to the public of 10% or more of each maturity of the Bonds at prices or yields not greater than the Initial Offering Prices or Yields would be sufficient for the purpose of certifying as to the sale of a substantial amount of the Bonds, and (iii) reliance on other facts as a basis for such certification would require evaluation by Bond Counsel to assure compliance with the statutory requirement.
     10. The Authority and the Company agree that all representations, warranties and covenants made by them herein, and in certificates or other instruments delivered pursuant hereto or in connection herewith, shall be deemed to have been relied upon by the Underwriter notwithstanding any investigation heretofore or hereafter made by the Underwriter on its behalf, and that all representations, warranties and covenants made by the Authority and the Company herein and therein and all of the Underwriter’s rights hereunder and thereunder shall survive the delivery of the Bonds.
     11. The Underwriter has received reasonable assurances that the Company will comply with its written undertaking, set forth in Section 6.11 of the Agreement and in the Disclosure Agreement, to provide certain required disclosure information to the Trustee, as dissemination agent, for the benefit of the bondholders and that procedures are, or will be, in place such that the Trustee, as dissemination agent, will receive prompt notice of any material event or Company’s failure, in any material respect, to comply with its undertaking.
     12. The Authority shall pay, but only from proceeds of the Bonds or moneys to be provided by the Company, any expenses incident to the performance of its obligations hereunder including but not limited to (a) the cost of the preparation and printing (for distribution on or prior to the date hereof) of the Financing Documents, the Indenture, the Preliminary Official Statement and the final Official Statement (in such numbers as the Authority, the Company and the Underwriter shall mutually agree upon), and this Bond Purchase Agreement; (b) the cost of the preparation and printing of the Bonds; (c) the fees and disbursements of Winston & Strawn LLP, Bond Counsel; (d) the fees of any other attorneys, experts or consultants retained by the Authority; and (e) any fee to the rating agencies.
     The Underwriter shall pay (a) the cost of the preparation and printing of the Blue Sky Survey, if any; (b) all advertising expenses in connection with the public offering of the Bonds; (c) the fees and disbursements of Shipman, Sosensky, Randich & Marks, LLC, counsel to the Underwriter, subject to reimbursement by the Company; and (d) all other expenses incurred by the Underwriter in connection with their public offering and distribution of the Bonds, including the fees and disbursements of all attorneys, experts and consultants retained by them.

     On or prior to the Closing Date, the Company shall pay the fees and disbursements of the Underwriter in the aggregate amount of $458,500.
     13. All communications hereunder shall be in writing and, unless otherwise directed in writing, shall be addressed as follows: if to the Authority at 999 West Street, Rocky Hill, Connecticut 06067, Attention: Executive Director; if to the Company at 93 West Main Street, Clinton, Connecticut 06413, Attention: Vice President-Finance, Chief Financial Officer and Treasurer; if to the Underwriter at 12555 Manchester Road, St. Louis, Missouri 63131, Attention: Tom Lally, Director.
     14. This Bond Purchase Agreement shall be construed and enforceable in accordance with the laws of the State of Connecticut.
     15. All terms used but not defined herein shall have the meanings set forth in the Official Statement.
     16. This Bond Purchase Agreement may be executed in any number of counterparts, each of which, when so executed and delivered shall be an original; but such counterparts shall together constitute but one and the same Bond Purchase Agreement.
     17. In case any one or more of the provisions contained in this Bond Purchase Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Bond Purchase Agreement, but this Bond Purchase Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.
     18. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Underwriter, the Authority and the Company. This Agreement may be signed in several counterparts each of which shall be an original and all of which shall constitute but one and the same instrument.

CONNECTICUT DEVELOPMENT AUTHORITY

By:
Authorized Representative

THE CONNECTICUT WATER COMPANY

By:	/s/ David C. Benoit

David C. Benoit, Vice President-Finance, CFO and Treasurer

EDWARD D. JONES & CO, L.P.

By:	/s/ Tom Lally

Tom Lally, Director